EX-99.B(i)sclegopn

October 1, 1999

United Small Cap Fund, Inc.
6300 Lamar Avenue
P. O. Box 29217
Shawnee Mission, Kansas 66201-9217

RE:  United Small Cap Fund, Inc.

Dear Sir or Madam:

In connection with the public offering of shares of Capital Stock of United Small Cap Fund, Inc. (the "Fund"), I have examined such corporate records and documents and have made such further investigation and examination as I deemed necessary for the purpose of this opinion.

It is my opinion that the indefinite number of shares of such Capital Stock covered by the Fund's Registration Statement on Form N-1A, when issued and paid for in accordance with the terms of the offering, as set forth in the Prospectus and Statement of Additional Information forming a part of the Registration Statement, will be, when such Registration shall have become effective, legally issued, fully paid and non-assessable by the Fund.

I hereby consent to the filing of this opinion as an Exhibit to the said Registration Statement and to the reference to me in such Statement of Additional Information.

Yours truly,

/s/Helge K. Lee
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Helge K. Lee
General Counsel

HKL/fr